Exhibit 12



                          IRON MOUNTAIN INCORPORATED



      STATEMENT OF THE CALCULATION OF RATIO OF EARNINGS OF FIXED CHARGES
                            (Dollars in thousands)



                                                                                             Pro Forma(1)
                                                                                      ------------------------
                                                                                           For the
                                                                        Nine Months          Year       For the
                                                                           Ended            Ended     Nine Months
                                  Year Ended December 31,              September 30,       December     Ended
                     --------------------------------------------     ---------------         31,     September 30,
                       1992      1993      1994      1995    1996      1996      1997        1996          1997
                      ------    ------    ------    ------   -----     -----    ------     --------    ----------
Earnings:
 Income (Loss)
  from Operations
  before Provision
  for Income Taxes   $ 3,682   $ 3,656   $ 3,241  $ 1,945  $ 1,792   $ 2,239  $ (2,156)   $(17,779)     $(7,601)
 Add: Fixed
  Charges             12,079    12,430    13,472   17,058   21,939    15,103    24,425      56,433       44,366
                     -------   -------   -------  -------   ------   -------   -------     -------      -------
                     $15,761   $16,086   $16,713  $19,003  $23,731   $17,342   $22,269     $38,654      $36,765
                     =======   =======   =======  ========  ======   =======   =======     =======      =======
Fixed
  Charges:
 Interest Expense    $ 8,412   $ 8,203   $ 8,954  $11,838  $14,901   $ 9,981   $17,631     $46,282      $34,737
 Interest Portion
  of Rent Expense      3,667     4,227     4,518    5,220    7,038     5,122     6,794      10,151        9,629
                     -------   -------   -------  -------   ------   -------   -------     -------      -------
                     $12,079   $12,430   $13,472  $17,058  $21,939   $15,103   $24,425     $56,433      $44,366
                     =======   =======   =======  ========  ======   =======   =======     =======      =======
Ratio of
  Earnings
  to Fixed
  Charges                1.3x      1.3x      1.2x     1.1x    1.1x      1.1x      0.9x(2)     0.7x(3)     0.8x(4)
                        ====      ====      ====     ====    ====      ====      ====        ====         ====

(1) Does not include results of operations prior to the date of acquisition, or pro forma adjustments, for acquisitions completed by HIMSCORP or Arcus in 1996 and 1997. Does not include adjustments for certain anticipated cost reductions from the integration of the Recent Acquisitions and the Arcus Acquisition.

(2) The Company reported a pretax loss for the nine months ended September 30, 1997. For such period the Company would have needed to generate additional income from continuing operations, before provision for income taxes, of $2,156 to cover its fixed charges of $24,425.

(3) On a pro forma basis, the Company would have needed to generate additional income from continuing operations, before provision for income taxes, of $17,779 to cover its fixed charges of $56,433.

(4) On a pro forma basis, the Company would have needed to generate additional income from continuing operations, before provision for income taxes, of $7,601 to cover its fixed charges of $44,366.